UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 5, 2012

Date:      Thursday, January 5, 2012

Time:     11:30 A.M., C.T.

Place:    10586 Highway 75 North

                Willis, Texas 77378

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Vote on approval of the Amended and Restated Robbins & Myers, Inc. Senior Executive Annual Cash Incentive Plan;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2012;

•	Provide an advisory (non-binding) vote on executive compensation; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 16, 2011 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Linn S. Harson

Secretary

December 5, 2011

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC. 10586 Highway 75 North Willis, Texas 77378	December 5, 2011

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. (the “Company”) is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on January 5, 2012 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are:

•	Election of Richard J. Giromini, Stephen F. Kirk, and Peter C. Wallace as directors;

•	Approval of the Amended and Restated Robbins & Myers, Inc. Senior Executive Annual Cash Incentive Plan;

•	Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2012; and

•	Advisory approval (non-binding) of the executive compensation paid by the Company to its named executive officers.

Revocation of Proxies

You may revoke your proxy at any time before the proxy agents use it to vote on a matter.

Record Holders. If you are a record holder of Robbins & Myers common shares, you may revoke your proxy in any one of the following ways:

•	By use of the Internet by 12:00 a.m., January 5, 2012, Central Time;

•	By telephone by 12:00 a.m., January 5, 2012, Central Time;

•	By the Company’s receipt prior to the Annual Meeting of a later-dated proxy;

•	By receipt by the Secretary of the Company prior to the Annual Meeting of a written revocation; or

•	By your appearing at the Annual Meeting and electing to vote in person.

Shares Held in Street Name. If your common shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, you must contact your broker, bank or other nominee to revoke your proxy.

Shares Held in the Robbins & Myers 401(k) Plan. If you hold common shares of Robbins & Myers, Inc. in the Robbins & Myers, Inc. 401(k) Plan, you may revoke your instructions to the 401(k) Trustee and change your vote with respect to the shares allocated to you in the Plan in one of the following ways;

•	By use of the Internet by 4:00 p.m. on January 3, 2012, Central Time;

•	By telephone by 4:00 p.m. on January 3, 2012, Central Time; or

•	By sending a written notice to Robbins & Myers’ transfer agent, Computershare Investor Services, LLC at 250 Royall Street, Canton, Massachusetts 02021, stating that you would like to revoke your instructions to the 401(k) Trustee. This written notice must be received by no later than 4:00 p.m., Central Time, on January 3, 2012, in order to revoke your prior instructions.

The Company first mailed this Proxy Statement to shareholders on December 5, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 5, 2012:

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2011 are available at https://materials.proxyvote.com/770196.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on November 16, 2011. For each share owned of record, you are entitled to one vote. On November 16, 2011, the Company had 45,788,935 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so. Without receiving specific voting instructions from the shareholder, brokers do not have the authority to cast votes in any matter other than the approval of Ernst & Young LLP as independent auditors of the Company. If you hold your shares through a broker (in “street name”), we strongly encourage you to provide your broker with the authority and instructions needed to vote your shares.

In counting votes on a particular item, we will treat abstentions as votes cast on the particular matter. We will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies us in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven directors, divided into two classes, one class being composed of four directors and the other of three directors. One class of directors is elected at each annual meeting of shareholders for a term of two years.

At the Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2014. The Board has nominated Richard J. Giromini, Stephen F. Kirk, and Peter C. Wallace for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Votes will be tabulated by the inspector of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of the nominee, but could trigger our “majority vote policy” set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his election to tender his resignation. See “Governance of the Company and Board Matters — Majority Vote Policy” below.

Set forth below is information concerning the nominees for election as directors at the Annual Meeting and persons serving as directors whose term of office continues after the Annual Meeting.

Nominees for Term of Office Expiring in 2014

Richard J. Giromini	Director Since October 2008

Mr. Giromini, age 58, has been President and Chief Executive Officer of Wabash National Corporation (manufacturer and distributor of semi-trailers to the trucking industry) from January 2007 and a director since December 2005. He was President and Chief Operating Officer of Wabash National Corporation from December 2005 through December 2006. From February 2005 until December 2005, Mr. Giromini served as Executive Vice President and Chief Operating Officer, and from July 2002 to February 2005, he was Senior Vice President and Chief Operating Officer, of Wabash National Corporation. Mr. Giromini brings to the Board his extensive executive, operational and sales experience with a public company, with particular insight and experience in lean manufacturing, turnarounds, logistics and distribution.

Stephen F. Kirk	Director Since June 2006

Mr. Kirk, age 62, has been Senior Vice President and Chief Operating Officer of The Lubrizol Corporation (manufacturer of specialty chemicals) since September 2008. From June 2004 to September 2008, he was President of Lubrizol Additives. He served as Vice President of Sales and Marketing of The Lubrizol Corporation from June 1999 to June 2004. In October, 2011, Mr. Kirk informed our Board of Directors that he will retire from Lubrizol effective December 31, 2011. In accordance with our Corporate Governance Guidelines, Mr. Kirk submitted his resignation to the Chairman of our Board of Directors, and the members of our Nominating and Governance Committee (other than Mr. Kirk) reviewed the continued appropriateness of Mr. Kirk’s membership on the Board. The Board, upon recommendation of the Nominating and Governance Committee, rejected the resignation. Mr. Kirk brings to the Board global operational and executive experience with a public company. His knowledge of the chemical markets is particularly suited to our Process Solutions Group business.

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 57, has been President and Chief Executive Officer of the Company since July 2004. From October 2001 to July 2004, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies, Inc. and Rogers Corporation, publicly-held companies. Mr. Wallace provides an important executive and leadership perspective to the Board given his extensive knowledge of the Company and the industries and markets in which it operates, as well as his executive experience and experience in sales and marketing, and as a director of other public companies.

Directors Continuing in Office Until 2013

Andrew G. Lampereur	Director Since March 2007

Mr. Lampereur, age 48, has been Executive Vice President and Chief Financial Officer of Actuant Corporation (manufacturer of industrial products and systems) since August 2000. Mr. Lampereur joined Actuant in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance of its Gardner Bender unit. He served as Vice President, General Manager for Gardner Bender, from 1998 until assuming his present position. Mr. Lampereur brings to the Board extensive executive and financial experience with a public company.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 67, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments). Mr. Loftis is also a director of Security National Bank, a subsidiary of Park National Corporation. Mr. Loftis brings to the Board his long-term experience with the Company and knowledge of the Company’s operations, his experience as an entrepreneur, and relationship with M.H.M., our largest shareholder.

Dale L. Medford	Director Since 2003

Mr. Medford, age 61, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer from July 2004 to June 2005, as Executive Vice President and Chief Financial Officer from January 2001 to June 2005, and as Vice President of Corporate Finance and Chief Financial Officer from February 1986 to January 2001. Mr. Medford brings to the Board his extensive past financial and administrative experience with a public company.

Albert J. Neupaver	Director Since January 2009

Mr. Neupaver, age 61, has been President, Chief Executive Officer and a director of Wabtec Corporation (manufacturer of braking equipment and other parts for locomotives, freight cars and passenger rail cars) since February 2006. From 1998 to February 2006, Mr. Neupaver was President of the Electromechanical Group of AMETEK, Inc. (manufacturer of electronic instruments and electromechanical devices). Mr. Neupaver also serves as a director of Koppers Holdings Inc., a publicly-held company. Mr. Neupaver brings to the Board his experience as a chief executive officer of a global publicly-held manufacturing company, his operations experience, and his experience as a director of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

MESSRS. RICHARD J. GIROMINI, STEPHEN F. KIRK, AND PETER C. WALLACE.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines.    The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The

Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robn.com; the Guidelines as well as committee charters for Board committees, the Company’s Code of Business Conduct and any other document posted in the Corporate Governance section, may also be obtained upon written or telephone request to the Company’s Corporate Secretary.

Independent Board.    Our Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those directors that are independent. The Standards are posted in the Corporate Governance section of the Company’s web site at www.robn.com. Applying the Standards, the Board affirmatively determined in October 2011 that all of the directors nominated for election at the Annual Meeting and those that will continue as directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Majority Vote Policy.    Our Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election (a “Majority Withheld Vote”) must promptly tender his resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation promptly following the Annual Meeting. In considering whether to accept or reject the tendered resignation, the Committee will consider the reasons underlying the Majority Withheld Vote (if known). The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the Annual Meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). If one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withheld Vote policy does not apply to contested elections. Broker non-votes will not be counted as voted for purposes of the policy.

Board Leadership Structure and Role in Risk Oversight.    The Company’s Board of Directors is led by the Chairman of the Board. Two different individuals hold the offices of Chairman of the Board and Chief Executive Officer of the Company because, as a matter of policy, the Board believes that these two offices should be separate and not held by one person.

Although our management is responsible for the day-to-day management of the risks we face, our Board of Directors has responsibility for the oversight of risk management. The Board annually reviews our strategic plan, which addresses among other things, risks and opportunities facing the Company. Management regularly reviews with the Board specific risk areas for each of our business segments and the Company as a whole. The Audit Committee is responsible for reviewing and discussing with the Board and management policies with respect to risk assessment and risk management. The Nominating and Governance Committee monitors the activities of the Company’s Corporate Compliance Committee and the Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking.

Board Committees, Charters, Functions and Meetings.    The Board has three standing committees - Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence as set forth in Rule 10A-3 issued under the Securities Exchange Act of 1934, and that two members of the Committee — Dale L. Medford and Andrew G. Lampereur - are audit committee financial experts within the meaning of applicable regulations of the Securities and

Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted on the Company’s website at www.robn.com. The Board held four Board meetings and 17 Board Committee meetings in fiscal 2011. Each director attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2011. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Dale L. Medford, Chair Richard J. Giromini Andrew G. Lampereur Albert J. Neupaver Fiscal 2011 Meetings — 7

*Appointsindependent auditors

*Considersqualifications and independence of auditors

*Reviewsreports of independent and internal auditors

*Reviewsand approves scope and cost of services provided by independent auditors

*Reviewsand discusses annual and quarterly financial statements with management and auditors

*Monitorscode of business conduct compliance program and the Company’s financial concern/employee hotline

Nominating and Governance Stephen F. Kirk, Chair Richard J. Giromini Dale L. Medford Fiscal 2011 Meetings — 6

*Reviewsadherence to Corporate Governance Guidelines and recommends changes

*Recommendsnominees for election as directors and Board committee appointments

*Assessessize and composition of Board

*Annuallyevaluates Board and Board committee performance and considers individual director effectiveness

*Annuallyevaluates Chief Executive Officer (“CEO”) performance

*Responsiblefor director orientation and education

*Reviewsactions of Corporate Compliance Committee

Compensation Andrew G. Lampereur, Chair Stephen F. Kirk Albert J. Neupaver Fiscal 2011 Meetings — 4

*Annuallyapproves CEO goals and objectives with input from Nominating and Governance Committee regarding CEO performance

*Reviewsand approves CEO and executive officer compensation

*Responsible,with CEO, for effective management development and succession planning

*ReviewsCompensation Discussion and Analysis

*Administersequity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The annual meeting held on March 22, 2011 was attended by all current directors who were directors at the time of the meeting.

Executive Sessions of Non-management Directors.    The non-management directors are required to meet in executive session without management at each regularly scheduled Board meeting and at such other times as the Board deems appropriate. “Non-management directors” are all of the directors who are not employed by the Company. The Chairman of the Board is the presiding director at these executive sessions.

Director Nomination Process.    The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted on the Company’s website.

The Board believes that it should be comprised of directors with varied but complementary backgrounds and that directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; diversity; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals” at page 41.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Code of Ethics.    Our Code of Business Conduct sets forth basic principles and guidelines for our directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted in the Corporate Governance section of the Company’s website at www.robn.com.

Communications from Shareholders and Others to the Board.    The Board recommends that shareholders and other interested parties initiate communications with the Board, individual directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 10586 Highway 75 North, Willis, Texas 77378. The Board’s process for handling such communications is posted in the Corporate Governance section of the Company’s website at www.robn.com.

Related Party Transactions.    The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is not feasible. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) director and executive officer compensation required to be disclosed in the Company’s SEC filings; (ii) certain transactions with other companies where the related party’s only relationship is as beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved during any twelve-month year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; (iii) transactions where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares receive the same benefit on a pro rata basis; (iv) transactions in which the rates or charges are determined by competitive bids or involve the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and (v) transactions involving services as a bank depository of funds, transfer agent, registrar, trustee or similar services. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether there are compelling business reasons to enter into the transaction, and whether the transaction would, in the case of an outside director, impair the independence of that outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Linn S. Harson, our Secretary and General Counsel, is a partner in the law firm of Thompson Hine LLP. Thompson Hine has served as our principal legal counsel since 1979 and this relationship is annually disclosed in writing to our Audit Committee for review. During fiscal 2011, we paid Thompson Hine $2,406,016 for legal services.

Other than as described in the preceding paragraph, during fiscal 2011 we were not a party to any transaction in which an executive officer, director, or 5% shareholder (or their immediate family members) had a material direct or indirect interest and no such person was indebted to us.

Compensation Committee Interlocks and Insider Participation.    Our Board’s Compensation Committee is currently comprised of Andrew G. Lampereur (Chair), Stephen F. Kirk, and Albert J. Neupaver. None of the members is a present or past employee or officer of the Company or any of its subsidiaries. None of our executive officers has served on the board of directors or compensation committee of any other entity, one of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of November 16, 2011 concerning common shares of the Company beneficially owned by each director, each nominee for election as director, each executive officer named in the Summary Compensation Table, and directors, nominees and executive officers as a group. In addition to the shares shown in the following table, executive officers hold restricted share units, as listed in footnote 2 to the table.

Individual or Group	Number of Common Shares Beneficially Owned as of 11/16/11(1)(2)	Percent of Class
Richard J. Giromini	5,387		(3)
Stephen F. Kirk	12,151		(3)
Andrew G. Lampereur	9,301		(3)
Thomas P. Loftis	62,183		(3)
Dale L. Medford	20,067		(3)
Albert J. Neupaver	7,187		(3)
Peter C. Wallace(4)	396,539		(3)
Christopher M. Hix(5)	81,860		(3)
Saeid Rahimian	75,776		(3)
Jeffrey L. Halsey	25,778		(3)
Kevin J. Brown	132,564		(3)
Directors and Executive Officers as a Group (13 persons)	829,293	2.5%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of November 16, 2011 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Giromini — 0	Mr. Kirk — 0	Mr. Lampereur — 0
Mr. Loftis — 2,000	Mr. Medford — 0	Mr. Neupaver — 0
Mr. Wallace — 182,347	Mr. Hix — 43,256(5)	Mr. Rahimian — 14,165
Mr. Halsey — 18,144	Mr. Brown — 77,576
Directors and executive officers as a group — 335,488

(2)	In addition to the shares listed in the table, as of November 16, 2011, executive officers held the following number of vested and unvested restricted share units:

Named Executive Officer	Vested	Unvested
Mr. Wallace	17,507	23,954
Mr. Hix	4,819	7,298
Mr. Rahimian	5,369	7,729
Mr. Halsey	2,499	2,949
Mr. Brown	1,328	1,556
Executive officers as a group	31,522	43,486

(3)	Less than 1%.

(4)	In connection with the Company’s acquisition of T-3 Energy Services, Inc., 22,076 performance shares that were granted to Mr. Wallace in October 2009, vested upon shareholder approval of the transaction, but pursuant to the terms of the applicable award agreement, the shares will not be paid out until August 31, 2012.

(5)	Mr. Hix resigned from the Company effective December 2, 2011. As a result, all unvested options, restricted shares, and restricted share units held by Mr. Hix were forfeited.

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of November 16, 2011 are listed in the following table:

Name and Address	Number of Common Shares Beneficially Owned as of 11/16/11	% of Class(1)
Blackrock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,616,663	7.9%

M.H.M. & Co., Ltd.(3) 830 Hanna Building Cleveland, OH 44115	5,176,042	11.3%
(1)	Calculated based on 45,788,935 common shares outstanding as of November 16, 2011.

(2)	Pursuant to Amendment No. 2 to Schedule 13G filed by Blackrock with the SEC on February 10, 2011, Blackrock has sole voting and dispositive power with respect to the listed shares.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of our Board reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended August 31, 2011.

THE COMPENSATION COMMITTEE

Andrew G. Lampereur, Chair

Stephen F. Kirk

Albert J. Neupaver

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and objectives, how our compensation process works, why the Compensation Committee arrived at specific compensation decisions, and the role of the Committee, its compensation consultant, and Mr. Wallace, our Chief Executive Officer, in setting the compensation of our named executive officers (“Named Executive Officers”). Our Named Executive Officers for fiscal 2011 were:

•	Peter C. Wallace, President and Chief Executive Officer

•	Christopher M. Hix, Vice President and Chief Financial Officer

•	Saeid Rahimian, Vice President and President — Fluid Management Group

•	Jeffrey L. Halsey, Vice President — Human Resources

•	Kevin J. Brown, Corporate Controller

As a result of the global economic uncertainty, our Compensation Committee took actions at the beginning of fiscal 2010 (October 2009) with respect to our compensation programs. In particular, for fiscal 2010, the Committee froze the base salaries and annual incentive opportunity levels of our Named Executive Officers, changed the performance metrics for annual incentive opportunities applicable to operating segments to minimize the impact of restructuring efforts, and increased the maximum payout for performance shares to create additional incentive to achieve “stretch” goals.

By the beginning of fiscal 2011 (October 2010), the Company’s performance had improved significantly and the Company was cautiously optimistic about the global economic outlook. As a result, the Committee increased base salaries modestly at 5% or less for all Named Executive Officers other than our Chief Financial Officer (whose base salary was increased by more than 5% in order to better align his salary with the 50th percentile of our peer group companies). Also, based on a review of the competitive market pay data, the Committee increased payout opportunities under our annual cash incentive plan by increasing the target payout for our Chief Executive Officer (from 80% to 100% of base salary) and for our Chief Financial Officer and President of our Fluid Management Group (from 50% to 60% of base salary). In addition, the Committee reviewed and updated our peer group for compensation setting purposes and expanded the group from 12 companies to 19 companies.

The Company delivered strong financial performance for fiscal 2011. Sales, profitability, and cash flow were well above annual targets for both corporate and Fluid Management Group. Although sales in our Process Solutions Group exceeded expectations, profitability and cash flow were below expectations. Therefore, our annual cash incentive plan and performance shares for fiscal 2011 paid out at maximum levels for corporate and the Fluid Management Group. Moreover, during fiscal 2011, we successfully closed the acquisition of T-3 Energy Services, Inc. (T-3) and the divestiture of our Romaco business group.

Effective in the first quarter of fiscal 2012 , we reorganized our management structure, which resulted in a realignment of our operating segments. As a result, as of the date of this proxy statement, our operating segments are Energy Services, which includes the R&M Energy and T-3 product lines, and Process and Flow Control, which principally includes the Moyno Industrial, Chemineer and Pfaudler product lines. Mr. Rahimian, the Company’s Vice President and President — Fluid Management Group became the Senior Vice President and President — Energy Services. Effective December 2, 2011, Mr. Hix resigned from the Company and Mr. Brown became the Company’s interim Chief Financial Officer.

We have adopted several programs that are intended to enhance our pay-for-performance culture and better align the interests of our Named Executive Offices with those of our shareholders. For example:

•	Stock Ownership Guidelines. We maintain robust stock ownership guidelines for our Named Executive Officers and directors.

•	Clawback Policy. We maintain a “clawback policy,” which allows us to recover certain incentive compensation that is based on financial results that are subsequently restated.

•

Employment Agreements.    We do not maintain employment agreements with our Named Executive Officers — other than an agreement with our Chief Executive Officer. We do maintain change of control agreements with our other Named Executive Officers that only provide benefits on a “double trigger,” meaning that the benefits are due only if our executives incur a qualifying termination in connection with a change of control.

Oversight of the Company’s Executive Compensation Programs

Compensation Committee

The Compensation Committee develops and administers our compensation programs, policies and processes and sets the compensation of our Chief Executive Officer and the other Named Executive Officers. The Committee is comprised of three independent directors. Our Human Resources Department and General Counsel support the Committee in its work. The Committee has the authority in its discretion to engage outside advisors to assist it.

When determining the compensation of our Chief Executive Officer, the Committee considers:

•	His performance against the annual and long-term objectives it has established for him;

•	Evaluations of our Chief Executive Officer submitted by each director and the personal evaluation that Mr. Wallace submits to the Committee;

•	Benchmark data from compensation surveys and our self-developed peer group; and

•	His past compensation and accumulated equity interest in the Company and his total proposed compensation taking into account all forms of compensation.

In the process of determining his compensation, the Nominating and Governance Committee administers an annual performance evaluation. The Chairman of the Nominating and Governance Committee and the Chairman of the Board meet with Mr. Wallace to discuss the results of the evaluation, and with input from the Compensation Committee, the rationale for the various elements of his compensation, the sizing of the elements, and the benchmarking of his total compensation.

The Compensation Committee also considers the economic and general business conditions at the time in which compensation decisions are made. While the Committee may adjust and refine the compensation packages as operating conditions change, it believes that consistency in its compensation philosophy and approach is important.

Role of Management

Management plays an important role in the process of setting compensation for executives other than our Chief Executive Officer. The Chief Executive Officer in consultation with our Vice President — Human Resources, and the Compensation Committee’s compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The Chief Executive Officer considers various factors when making individual compensation recommendations including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.

Mr. Wallace assists the Committee when it determines the compensation of the other Named Executive Officers by providing the Committee:

•	His evaluation of each executive’s performance against targeted objectives;

•	His recommended allocation of the executive’s compensation among the various elements of compensation; and

•	His recommendation as to the size or amount of each element of compensation.

On behalf of the Committee, Mr. Wallace also meets individually with each other Named Executive Officer to explain the Committee’s rationale for various elements of the executive’s compensation and the sizing or amount of each element of compensation.

Role of Compensation Consultant

Following Hewitt Associates’ spin-off of its executive compensation consulting services to Meridian Compensation Partners LLC in fiscal 2010, the Compensation Committee retained Meridian as its compensation consultant. Prior to that time, since 2007, the Committee retained Hewitt as its compensation consultant. The Committee determines the services provided to the Committee by Meridian and the fees paid. Meridian reports directly to the Committee independent of management and meets regularly with the Committee without management present. Meridian provided no actuarial services to the Company in fiscal 2011.

For fiscal 2011, Meridian provided the following services to the Committee:

•	Participated in the design and implementation of our executive compensation program for our Named Executive Officers;

•	Provided competitive market practice data and benchmarking;

•	Provided a review of our stock ownership guidelines applicable to Named Executive Officers and directors;

•	Provided a review of our compensation peer group;

•	Evaluated each of our Named Executive Officer’s position against competitive market practice data;

•	Evaluated the features of each of our compensation plans against market practice;

•	Analyzed our equity awards (e.g. options, restricted stock, restricted share units, and performance shares) to arrive at their respective economic value; and

•	Participated in meetings of the Committee at which fiscal 2011 compensation decisions were made.

Objectives of the Company’s Compensation Program

The Compensation Committee believes that our targeted growth strategies require an executive compensation program that reinforces the importance of performance and accountability — both at the individual and at the corporate level. Our program is designed to provide executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In making compensation decisions, the Committee is guided by the following objectives:

•	To attract, motivate, and retain highly experienced executives who are vital to our short- and long-term success, profitability, and growth;

•

To create alignment among executives and shareholders by actively promoting compensation programs and arrangements intended to result in executives having a meaningful investment in the Company through share ownership;

•	To provide focus on key financial performance goals and objectives that are integral to achieving the Company’s annual and long-term strategic plans; and

•	To provide targeted compensation levels that are generally consistent with a range of the 50th percentile of competitive market practice for base salary, annual incentives at target level performance, and annualized economic grant value for equity awards, with adjustments above or below the 50th percentile based on various factors, such as level of responsibility, prior experience, length of service, achievement of personal objectives, future potential and internal pay equity issues.

Types of Compensation

Our compensation program includes the following types of compensation:

•	Annual fixed compensation — salaries;

•	Annual cash incentive compensation — cash bonus earned only if certain pre-established financial performance targets are achieved for the fiscal year;

•

Equity awards that provide opportunities for our executives to accumulate wealth that is directly related to the creation of shareholder value and serve to strengthen the long-term commitment of executives to the Company, including the following:

¡	Stock options that become exercisable in equal installments on an annual basis over a three-year service period;

¡	Restricted share units that vest in equal installments on an annual basis over a three-year service period; and

¡	Performance shares that are earned based on annual financial measures but are only paid out if the executive continues in our employment for three years.

•	Executive perquisites provided on a limited basis that serve certain corporate purposes;

•	Retirement contributions designed to provide wealth accumulation and post-employment security; and

•	Special equity awards that are made from time to time when superior performance merits exceptional pay.

For fiscal 2012 (in October 2011), the Committee awarded performance shares that are earned based on three one-year performance cycles rather than one year of performance. The performance shares are only paid out if the executive continues in our employment through August 31, 2014.

In October 2011, the Committee made special discretionary grants of restricted share units to certain of our Named Executive Officers in order to recognize exceptional performance in fiscal 2011, including the acquisition of T-3 and the sale of the Romaco business group. These special grants vest after three years if the Named Executive Officer remains employed by the Company until that date. The number of restricted share units granted to the Named Executive Officers were Mr. Wallace — 2,740; Mr. Hix — 1,370; and Mr. Rahimian — 1,370. Mr. Hix forfeited his award upon his resignation effective December 2, 2011.

Factors Considered in Determining Executive Compensation

Competitive Benchmarking

During fiscal 2010, the Compensation Committee asked Meridian to provide updated executive pay data to be used for decisions related to fiscal 2011 compensation both as to size of the total compensation package offered and the type and design of the various elements included in each

Named Executive Officer’s compensation package. As part of this process, Meridian assisted the Compensation Committee in reviewing and ultimately modifying the custom peer group to increase the number of peer companies to nineteen. The peer group companies have a heavy emphasis on manufacturing, are publicly traded, and are viewed by the Committee as potential competitors for executive talent.

For fiscal 2011, the 19-company custom peer group was comprised of the following companies:

•Ameron International Corporation	•Regal Beloit Corp.	•John Bean Technologies Corp.
•Circor International	•Trimas Corp.	•Kaydon Corp.
•Enpro Industries, Inc.	•Woodward Governor Company	•Nordson Corp.
•Gardner Denver, Inc.	•Baldor Electric Co.	•Standex International Corp.
•IDEX Corp.	•Colfax Corp.	•Watts Water Technologies
•Kaman Corp.	•Franklin Electric Co., Inc.
•Mueller Water Products, Inc.	•Graco Inc.

Tally Sheets

In setting each Named Executive Officer’s compensation, the Compensation Committee reviewed the total annual fixed, incentive, and equity compensation to be received by each of them, including base salary, annual and long-term incentives, equity grants, executive perquisites, total equity holdings in the Company, and post-employment obligations. The Committee uses Tally Sheets to facilitate this review.

How Target Levels of Compensation Are Determined

The Compensation Committee strives to create an overall compensation package for each Named Executive Officer that satisfies the objectives of our compensation program. With its consultant, the Committee reviews the market data, discussed above, and focuses on the 50th percentile level as a starting point for each component of pay, as well as target total compensation. The Committee defines the 50th percentile as the median of the peer group with no adjustment based on the size of the company (regression). The market data is regarded as a general reference point for the Committee and the Committee makes adjustments to the market data in order to respond to market conditions, promotions, individual performance, levels of responsibility, prior experience, length of service, future potential, and internal pay equity issues. The Committee rewards exceptional performance in a particular fiscal year by providing for incentive compensation that will payout above the targeted compensation level if certain stretch goals are achieved.

The Committee uses incentive compensation to promote the achievement of annual and longer-term financial measures. Annual incentive compensation is used to motivate executives to achieve specific performance goals of the Company’s annual plan. Performance share awards are tied to financial objectives that, while measured annually, are focused on consistent longer-term goals of continuing earnings growth and steadily improving asset utilization. Option grants and restricted share unit awards with time-based vesting promote the retention of key executives, help drive long-term performance and align management’s interests with those of shareholders.

The Committee believes that as an executive’s responsibility increases so does his ability to influence our performance and accordingly, the proportion of his compensation that consists of salary and cash incentive should decrease while the proportion of equity incentives to total compensation should increase. The Committee uses our above-listed types of compensation in various proportions in order to motivate desired performance. Based upon the philosophy noted above and the program design, the various elements of compensation comprised the following percentages of the total compensation package for each Named Executive Officer for fiscal 2011:

Element of Compensation	Chief Executive Officer (% of Total Fiscal 2011 Compensation)(1)	Other Named Executive Officers (% of Total Fiscal 2011 Compensation)(1)
Salary	28%	38% to 57%
Annual Cash Incentive at Target	28%	20% to 24%
Performance Shares at Target	15%	8% to 13%
Restricted Share Unit Awards	15%	8% to 13%
Stock Option Awards	15%	8% to 13%
Annual Retirement Contributions (includes 3% attributable to Company contribution to 401(k) savings plan)	10% of Cash Compensation	10% of Cash Compensation

(1)	Assuming a payout of annual incentive compensation and performance shares at target amounts.

When determining the level of long-term incentive awards, a targeted value is first established for each recipient using the 50th percentile of the peer group data (described above) as a reference point. An allocation is then made of the targeted value among the long-term incentive vehicles to be used for the plan year. The number of restricted share units and target number of performance shares to be awarded is determined by dividing the allocation made for the respective vehicles by the average closing common share price for August of the year of grant. The number of options granted is determined by dividing the targeted value allocated to stock options for the year by the product of (i) the average closing price of the Company’s common shares for August of the year of grant and (ii) the calculated Black-Scholes value. Equity awards as a percentage of total compensation are valued based on their grant date fair value.

In setting each Named Executive Officer’s compensation, the Committee reviewed the potential total annual fixed, incentive, and equity compensation to be received by each of them, including base salary, cash incentives, annual and long-term incentives, equity grants, executive perquisites and post-employment obligations.

Salaries

For fiscal 2011, base salary comprised the following percentage of total compensation for each Named Executive Officer:

Named Executive Officer	Base Salary	Percent of Total Fiscal 2011 Compensation(1)
Mr. Wallace	$725,000	28%
Mr. Hix	$350,000	40%
Mr. Rahimian	$330,000	38%
Mr. Halsey	$230,000	47%
Mr. Brown	$207,000	57%

(1)	Assuming a payout of annual incentive compensation and performance shares at target amounts.

Annual Cash Incentive Opportunities

Annual cash incentive compensation provides Named Executive Officers with an opportunity to receive additional cash compensation through the achievement of specified annual financial targets. Targets are financial measures based on the Company’s annual plan and were fixed at the outset of fiscal 2011. Annual cash incentive compensation for fiscal 2011 at target is set at 35% to 100% of base salary depending on the Named Executive Officer. Annual cash incentive compensation could be earned at the threshold (50% of target payout), target (100% of target payout), or maximum (200% of target payout) level based on the extent to which the financial measures were achieved. The amounts that could have been earned at threshold, target and maximum are shown in the “Grants of Plan-Based Awards” table at page 24 and the amounts earned for fiscal 2011 are in the Summary Compensation Table at page 22.

For fiscal 2011, the “Corporate” level performance measures (for Messrs. Wallace, Hix, Halsey, and Brown), the weighting assigned to each measure, and the extent to which each measure was achieved were:

•	Measure: Consolidated sales, weighted 20%, and our consolidated sales for fiscal 2011 were above maximum by 4%.

•	Measure: Adjusted diluted earnings per share, weighted 40%, and our adjusted diluted earnings per share for fiscal 2011 were above maximum by 24%.

•	Measure: Adjusted free cash flow, weighted 40%, and our adjusted free cash flow for fiscal 2011 was above maximum by 34%.

When setting the performance measures for fiscal 2011 (October 2010), the Compensation Committee determined that diluted earnings per share and free cash flow would be adjusted for the after-tax impact of restructuring charges and goodwill impairment, if any.

For Mr. Rahimian, President of the Fluid Management Group, 25% of his annual cash incentive is calculated on the above “Corporate” level performance measures while 75% is calculated on the basis of his particular group’s operating performance. The performance measures, the weighting assigned to each measure, and the extent to which each measure was achieved for the Fluid Management Group were:

•	Measure: Sales, weighted 20%, and sales for the Fluid Management Group for fiscal 2011 were above maximum by 5%.

•	Measure: Adjusted operating profit, weighted 40%, and adjusted operating income for the Fluid Management Group for fiscal 2011 was above maximum by 17%.

•	Measure: Adjusted operating cash flow, weighted 40%, and adjusted operating cash flow for the Fluid Management Group for fiscal 2011 was above maximum by 17%.

When setting the Fluid Management Group performance measures for fiscal 2011 (October 2010), the Committee determined that operating profit would be adjusted for restructuring costs and goodwill impairment, if any, and operating cash flow would be adjusted for the after-tax impact of restructuring charges, if any.

In determining the achievement of each measure for fiscal 2011 for “Corporate” and the Fluid Management Group, the performance of T-3, which was acquired on January 10, 2011, and the gain on the sale of the Romaco business were excluded, and the actual performance of the Romaco business through the closing of its sale on April 29, 2011, and the forecasted performance of the Romaco business from the closing through the end of the fiscal year, were included.

Equity Grant Practices

To further align management and shareholder interests, the Compensation Committee in October of each year grants options and awards restricted share units and performance shares to Named

Executive Officers. Awards are made pursuant to our 2004 Stock Incentive Plan As Amended that was approved by shareholders in December 2004. Except for new hires and special circumstances, the Committee generally grants equity awards at its October meeting, which is normally scheduled one year in advance. The Committee believes these annual equity awards as structured provide substantial incentives to Named Executive Officers to achieve significant growth in shareholder value and to continue in our employment.

Stock Options and Restricted Share Units

At the beginning of fiscal 2011 (October 2010), the Compensation Committee granted stock options and awarded restricted share units under our 2004 Stock Incentive Plan As Amended. The exercise price for options is the closing price of our common shares on the date of grant, options become exercisable over three years in equal annual installments and have a term of 10 years. Fiscal 2011 restricted share unit awards also vest equally over a three-year period. The sizing of the awards is based on the guidelines set forth above at “Factors Considered in Determining Executive Compensation” above and the actual grants and awards for fiscal 2011 are set forth in the “Grants of Plan-Based Awards” table at page 24.

Fiscal 2011 Performance Share Awards

At the beginning of fiscal 2011 (October 2010), the Compensation Committee made performance share awards under our Long Term Incentive Plan (LTIP), which is a sub-plan under our 2004 Stock Incentive Plan As Amended. Under the LTIP, the Committee awards to each Named Executive Officer a target number of performance shares. For fiscal 2011, the Committee set performance threshold, target and maximum payout levels, as follows:

Measure	Weight	Threshold	Target	Maximum
Adjusted Diluted Earnings Per Share	75%	$1.28	$1.60	$2.00
Return on Net Assets	25%	19.51%	24.39%	30.49%

Diluted earnings per share is adjusted based on restructuring charges and goodwill impairment, if any. Return on net assets is adjusted for restructuring charges, if any.

At the end of fiscal 2011, the Committee determined the actual number of performance shares earned based on the extent to which the targets were achieved for fiscal 2011. The number of performance shares earned, if any, will be forfeited by the executive if he is not employed by us on August 31, 2013. If the executive continues in our employment through August 31, 2013, for each performance share earned for fiscal 2011, he is then issued one common share. In addition, the dollar amount of dividends that would have been paid on such common shares if they had been issued to the executive on the performance share award date of October 5, 2010 is calculated and such amount is divided by the average closing price of our common shares in August 2013 to arrive at a number of dividend equivalent common shares that will be issued to the executive on or about September 1, 2013.

The fiscal 2011 LTIP performance share awards at threshold (50% of target payout), target (100% of target payout) and maximum (200% of target payout) are set forth in the “Grants of Plan-Based Awards” table at page 24. For fiscal 2011, Adjusted Diluted Earnings Per Share was $2.38 and Return on Net Assets was 37%, resulting in a 200% payout, and the following performance share awards earned for the Named Executive Officers:

Named Executive Officer	Number of Performance Shares Earned for Fiscal 2011
Mr. Wallace	32,322
Mr. Hix	8,994
Mr. Rahimian	9,836
Mr. Halsey	4,496
Mr. Brown	2,388

In determining the achievement of each measure for fiscal 2011 for “Corporate” and the Fluid Management Group, the performance of T-3 Energy Services, Inc., which was acquired on January 10, 2011, and the gain on the sale of the Romaco business were excluded, and the actual performance of the Romaco business through the closing of its sale on April 29, 2011, and the forecasted performance of the Romaco business from the closing through the end of the fiscal year, were included.

For fiscal 2012 (in October 2011), the Committee awarded performance shares that are earned based on three one-year performance cycles rather than one year of performance. One third of the target number of performance shares awarded are allocated to each of the three one-year performance periods. The performance shares are only paid out if the executive continues in our employment through August 31, 2014.

Perquisites

The Company has historically provided its Named Executive Officers with certain perquisites that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. The perquisites provided to each Named Executive Officer in fiscal 2011 are described in the table at page 23. In all cases, the aggregate value of personal benefits made available to an executive was less than 5% of his total compensation.

Retirement and Other Benefits

On December 31, 2005, we “froze” all Named Executive Officer defined benefit plans. In their place, we adopted our 2006 Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which we annually credit an amount equal to 10% of the Named Executive Officer’s salary and annual cash incentive to his deferred compensation account. The amount credited, however, is reduced by amounts we credit to his account for the same fiscal year under our qualified 401(k) savings plan. We also credit interest at a rate of seven percent per annum on each Named Executive Officer’s deferred compensation account balance. The amounts credited in fiscal 2011 for each Named Executive Officer are described in the table at page 28.

Change-in-Control Agreements

We have an employment agreement with our Chief Executive Officer that provides certain payments in the event he is terminated or resigns with good reason within 24 months following a change-in-control of the Company or resigns during the 13th month following a change-in-control. We do not have employment agreements with any other executive officers, but we do have change-in-control agreements with each of our other Named Executive Officers that provide certain benefits in the event of termination of employment or resignation for good reason within 24 months after a change-in-control.

The purpose of these agreements is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change-in-control of the Company and to protect the earned benefits of each Named Executive Officer against adverse changes resulting from a change-in-control. When the Compensation Committee approved these agreements in prior years, it carefully reviewed the level of payments that would be paid in the event payments under the agreement were triggered and satisfied itself that the payments were reasonable in amount and designed to further the Committee’s objectives. Except for our Chief Executive Officer’s agreement, the agreements do not contain “tax gross up” provisions. The agreements are described in detail at “Potential Payments Upon Termination of Employment or a Change-in-Control” at page 29.

On October 5, 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved changes to the definition of “change of control” for all awards made on or after October 5, 2010 under our 2004 Stock Incentive Plan As Amended. The Plan provides that unvested stock options granted under the Plan will vest upon a change of control of the Company, as defined in the

Plan, and the Compensation Committee can take certain actions upon a change of control with respect to other equity awards outstanding under the Plan. The amendment changes the circumstances under which a change of control will be deemed to occur for purposes of the Plan. Prior to the amendment, a change of control would have occurred under the Plan upon the approval by the shareholders of the Company of a merger or consolidation of the Company unless the voting shares of the Company outstanding prior to the merger or consolidation continued to represent at least 80% of the voting power of the Company or surviving entity following the merger or consolidation. As amended, a change of control will occur upon the consummation of a merger or consolidation of the Company unless the voting shares of the Company outstanding prior to the merger or consolidation continue to represent at least 50% of the voting power of the Company or surviving entity following the merger or consolidation.

Stock Ownership Guidelines

We recognize the importance of equity ownership in the alignment of shareholder and management interests. We require our Chief Executive Officer own common shares having a value equal to five (5) times his salary, the Chief Financial Officer (Mr. Hix) and Senior Vice President (Mr. Rahimian) own common shares having a value equal to three (3) times his salary, and other Named Executive Officers own common shares having a value equal to one and one-half (1.5) times their respective salaries. All vested and unvested restricted stock and restricted share units and all earned performance shares are included in determining an executive’s ownership; however, shares subject to outstanding options are excluded. Until an executive officer meets the stock ownership requirement, the officer must hold at least 60% of all stock compensation we pay him.

Our non-employee directors are required to own our common shares having a value equal to at least five (5) times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us.

Risk Assessment

The Compensation Committee appointed a Risk Assessment Committee to consider whether our compensation practices or policies encourage excessive or inappropriate risk-taking by our employees, including our Named Executive Officers. The Risk Assessment Committee is comprised of our Vice President — Human Resources, our Corporate Controller, and our General Counsel. The Risk Assessment Committee reported its findings to the Compensation Committee and, after review and discussion, the Compensation Committee agreed with those findings. Specifically, the Risk Assessment Committee and the Compensation Committee concluded that although a portion of our executive compensation program is performance-based, it does not encourage excessive or inappropriate risk-taking. In addition, we have certain risk mitigators in place including a clawback policy, robust stock ownership guidelines, and 200% cap on incentive compensation payouts.

Compensation Recovery “Clawback” Policy

The Company adopted a Compensation Clawback Policy effective for plan years beginning on or after October 5, 2010 for Named Executive Officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-based compensation. In the event of a financial restatement due to fraudulent activity or misconduct as determined by the Board of Directors, the culpable executive officer will reimburse the Company for annual incentive, equity-based awards or other performance-based compensation paid to him, including options, restricted stock, restricted stock units, performance shares and annual cash incentive compensation based on the financial results that were subsequently the subject of the restatement. In addition, the Board of Directors has discretion to determine whether or not such Named Executive Officer was involved in the fraudulent activity or misconduct.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

When setting compensation for fiscal 2012 (October 2011) and in determining compensation policies, the Committee took into account the results of the shareholder advisory votes on executive compensation that took place in March 2011. In those votes, which were advisory and not binding, our shareholders approved the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2011 Annual Meeting of Shareholders and approved our Board’s recommendation to hold advisory votes on an annual basis. The Committee believes that the results of these advisory votes, especially the strong support (approximately 92% of the votes cast) for approval of last year’s compensation disclosures, is evidence that the Company’s pay-for-performance policies are working.

Tax Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code limits the deduction for executive compensation paid to the chief executive officer and the three other most highly compensated officers other than the chief financial officer of a public company to $1.0 million per year, but contains an exception for certain performance-based compensation. While base salary and time-based restricted share units, by their nature, do not qualify as performance-based compensation under Section 162(m), we have structured the annual cash incentive awards under our Senior Executive Annual Cash Incentive Plan and grants of stock options and performance shares under our 2004 Stock Incentive Plan As Amended to qualify as performance-based compensation. Although the Compensation Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Committee retains discretion to authorize compensation that may not be fully tax deductible.

Conclusion

Each year the Compensation Committee reviews the total compensation package available to each of the Named Executive Officers to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each Named Executive Officer has achieved as a result of equity awards and retirement benefits provided by the Company, and the particular incentives, vesting requirements and agreements that encourage our Named Executive Officers to continue in our employment. The Committee believes our compensation processes, policies and programs for Named Executive Officers, including the processes it follows when determining the compensation of our Chief Executive Officer, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance against key metrics and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Summary Compensation Table

The following table shows for the fiscal year ended August 31, 2011 the compensation provided by the Company to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Peter C. Wallace,	2011	$722,917	$862,350	$407,361	$1,450,000	$6,116	$349,890	$3,798,684
President and Chief	2010	700,000	597,105	432,375	940,800	8,499	228,204	2,906,983
Executive Officer	2009	694,584	546,977	548,196	0	5,310	128,995	1,924,062
Christopher M. Hix,	2011	$346,667	$239,960	$113,358	$420,000	$1,075	$120,952	$1,242,012
Vice President and	2010	310,000	163,679	118,442	260,400	726	94,791	948,038
Chief Financial Officer(6)	2009	307,084	149,908	150,228	0	546	69,446	677,212
Saeid Rahimian,	2011	$328,750	$262,424	$123,976	$396,000	$9,154	$119,404	$1,239,708
Vice President and	2010	315,000	183,776	133,025	289,800	30,407	105,453	1,057,461
President, Fluid Management Group(7)	2009	313,750	168,304	168,681	0	14,448	80,144	745,327
Jeffrey L. Halsey,	2011	$229,083	$119,953	$56,679	$207,000	$486	$65,807	$679,008
Vice President,	2010	219,000	86,194	54,205	165,570	280	59,793	585,042
Human Resources	2009	217,417	78,899	79,070	0	180	44,554	420,120
Kevin J Brown, Controller(6)	2011	$206,417	$63,711	$30,115	$144,900	$10,896	$57,492	$513,531
	2010	200,000	45,777	28,915	117,600	82,987	55,924	531,203
	2009	200,000	21,054	21,082	0	71,564	48,794	362,494

(1)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted shares, restricted share units, and performance shares granted under the Company’s 2004 Stock Incentive Plan As Amended (which we refer to as the 2004 Plan) during fiscal 2011 and prior years. The amounts were calculated by multiplying the close price on the date of grant by the number of restricted shares and restricted share units received and the number of performance shares awarded assuming a payout at target. The maximum payout amount (number of shares) that could have been received for performance share awards for fiscal 2011, 2010, and 2009 were: Wallace — 32,322, 29,240, and 20,924; Hix — 8,994, 8,020, and 5,735; Rahimian — 9,836, 9,000, and 6,438; Halsey — 4,496, 4,220, and 3,018; and Brown — 2,388, 2,240, and 806. The actual value of performance share awards received by the Named Executive Officers for fiscal 2011, 2010, and 2009 (based on the closing price on the date of grant) were: Wallace — $862,351, $492,957, and $0; Hix — $239,960, $135,208, and $0; Rahimian — $262,424, $151,732, and $0; Halsey — $119,953, $71,143, and $0, and Brown — $63,712, $37,360, and $0. For further information on these awards, see the Grants of Plan-Based Awards table on page 24.

(2)	Amounts reflect the aggregate grant date fair value for fiscal 2011 and prior years computed in accordance with FASB ASC Topic 718 of stock option grants under the 2004 Plan. The amounts do not reflect whether a Named Executive Officer has actually received a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model calculated as of the close of the preceding fiscal year. See Notes 1 and 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating the compensation cost. For further information on these awards, see the Grants of Plan-Based Awards table on page 24.

(3)	Amounts shown in this column include cash incentives paid for fiscal 2011, 2010 and 2009 performance under our Senior Executive Annual Cash Incentive Plan. The methodology applied in determining these cash incentive amounts is discussed under “Compensation Discussion and Analysis” at “Annual Cash Incentive Opportunities” on page 17.

(4)	Amounts shown in this column include (i) the aggregate of the increase in actuarial values of each of the Named Executive Officer’s benefits under our Pension Plan and Supplemental Pension Plan and (ii) the portion of interest earned on Non-Qualified Deferred Compensation assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long-term rate). For fiscal 2011, the aggregate increase in actuarial values and above market earnings, respectively, for each of the Named Executive Officers was as follows: Mr. Wallace — $2,505 and $3,611; Mr. Hix — $0 and $1,075; Mr. Rahimian — $7,884 and $1,270; Mr. Halsey — $0 and $486; and Mr. Brown — $10,122 and $774.

(5)	Amounts shown in this column for fiscal 2011 include for each Named Executive Officer the items listed in the following table. For those items which are perquisites, we include the incremental costs to the Company of providing the perquisites, and we value perquisites based on the amount we actually paid to the third party to obtain the perquisite for the executive.

Items Included in “All Other Compensation” for Fiscal 2011	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Halsey	Mr. Brown
Company contribution to Executive Supplemental Retirement Plan	$210,150	$69,650	$65,250	$36,350	$27,840
Company contribution to 401(k) Employee Savings Plan	14,700	14,700	14,700	14,700	14,700
Perquisites or Personal Benefits	125,040	36,602	39,454	14,757	14,952

The following table identifies the perquisites or personal benefits that were made available and utilized by each Named Executive Officer in fiscal 2011. Such benefits differ among Named Executive Officers depending on employment classification, location, and, with respect to certain benefits, whether the Named Executive Officer chose to utilize them in fiscal 2011.

Items Included in Perquisites or Personal Benefits	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Halsey	Mr. Brown
Financial planning program	X	X	X
Tax planning assistance				X
Car allowance	X	X	X	X	X
Reimbursement for club membership	X		X
Supplemental disability insurance premiums	X	X	X	X	X
Life insurance premiums	X	X	X	X	X
Long-term care insurance premiums		X
Physical examinations to the extent not covered by insurance	X
Relocation assistance	X

In fiscal 2011, the Company relocated Mr. Wallace to Houston, Texas. The Company maintains a relocation policy applicable to all management-level employees including Named Executive Officers. Pursuant to the relocation policy, the Company reimbursed Mr. Wallace for $79,562 in certain out-of-pocket costs resulting from his relocation. None of the reimbursed amount was used to cover a loss in Mr. Wallace’s home value. Also in accordance with the Company’s relocation policy, the Company reimbursed Mr. Wallace for $18,964 of taxes with respect to the relocation costs.

The Company offers financial and tax planning assistance to its Named Executive Officers. As part of the program, the Company pays a gross-up to the participating Named Executive Officers for taxes incurred with respect to the financial planning assistance. In fiscal 2012, the Company will make the following payments to the Named Executive Officers for taxes resulting from participation in the program in fiscal 2011: Mr. Wallace — $5,836; Mr. Hix — $5,629; Mr. Rahimian — $4,171; and Mr. Halsey —$7.00. Commencing with fiscal 2012, the Company discontinued the tax gross-ups on financial and tax planning assistance.

(6)	Mr. Hix resigned from the Company effective December 2, 2011. Effective December 2, 2011, Mr. Brown became the interim Chief Financial Officer of the Company.

Grants of Plan-Based Awards in Fiscal 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wallace	FY 2011 cash incentive plan(1)	$362,500	$725,000	$1,450,000
	10/5/10 LTIP(2)				8,081	16,161	32,322				$431,175
	Restricted Share Units(3)							16,161			$431,175
	Stock Options (4)								38,214	$26.68	407,361
Mr. Hix	FY 2011 cash incentive plan(1)	$105,000	$210,000	$420,000
	10/5/10 LTIP(2)				2,249	4,497	8,994				$119,980
	Restricted Share Units(3)							4,497			119,980
	Stock Options (4)								10,634	$26.68	113,358
Mr. Rahimian	FY 2011 cash incentive plan(1)	$99,000	$198,000	$396,000
	10/5/10 LTIP(2)				2,459	4,918	9,836				$131,212
	Restricted Share Units(3)							4,918			131,212
	Stock Options (4)								11,630	$26.68	123,976
Mr. Halsey	FY 2011 cash incentive plan(1)	$51,750	$103,500	$207,000
	10/5/10 LTIP(2)				1,124	2,248	4,496				$59,977
	Restricted Share Units(3)							2,248			59,977
	Stock Options (4)								5,317	$26.68	56,679
Mr. Brown	FY 2011 cash incentive plan(1)	$36,225	$72,450	$144,900
	10/5/10 LTIP(2)				597	1,194	2,388				$31,856
	Restricted Share Units(3)							1,194			31,856
	Stock Options (4)								2,825	$26.68	30,115

(1)	Represents the threshold, target and maximum cash incentive awards set for fiscal 2011 under our annual executive officer cash incentive compensation program. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Annual Cash Incentive Opportunities” on page 17. The actual annual cash incentives paid to the Named Executive Officers for fiscal 2011, 2010, and 2009 are set forth in the Summary Compensation Table.

(2)	Represents the fiscal 2011 performance share award under the LTIP plan (a subplan under the 2004 Plan) assuming a payout at threshold, target and maximum. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Fiscal 2011 Performance Share Awards” on page 18. The actual value of performance share awards received by the Named Executive Officers for fiscal 2011, 2010, and 2009, calculated using the closing prices on the date of grant of $26.68 for 2011 and $22.33 for 2010, were: Wallace — $862,351, $492,957, and $0; Hix — $239,960, $135,208, and $0; Rahimian — $262,424, $151,732, and $0; Halsey — $119,953, $71,143, and $0; and Brown — $63,712, $37,360, and $0.

(3)	Represents a restricted share unit award on October 5, 2010 under the 2004 Plan. The shares vest in equal installments over a three-year period.

(4)	Represents an option award on October 5, 2010 under the 2004 Plan. Options have a ten-year term, become exercisable ratably over a three-year period, and have an option exercise price equal to the closing price of a common share on the date of grant.

(5)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options, restricted share units, and performance shares, assuming, for performance shares, a payout at target.

Outstanding Equity Awards At August 31, 2011

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(3)	Market Value of Shares or Units of Stock That have Not Vested ($)(4)
Mr. Wallace	34,000	0	$15.25	10/4/2016	16,161	$776,536
	41,154	0	$29.73	10/5/2017
	43,165	0	$21.44	10/9/2018
	51,290	0	$22.33	10/6/2019
	0	38,214	$26.68	10/5/2020
Mr. Hix(5)	10,288	0	$29.73	10/5/2017	4,497	$216,081
	11,829	0	$21.44	10/9/2018
	14,050	0	$22.33	10/6/2019
	0	10,634	$26.68	10/5/2020
Mr. Rahimian	10,288	0	$29.73	10/5/2017	4,918	$236,310
	13,282	0	$21.44	10/9/2018
	15,780	0	$22.33	10/6/2019
	0	11,630	$26.68	10/5/2020
Mr. Halsey	3,716	0	$29.73	10/5/2017	2,248	$108,016
	6,226	0	$21.44	10/9/2018
	6,430	0	$22.33	10/6/2019
	0	5,317	$26.68	10/5/2020
Mr. Brown	50,000	0	$10.89	6/25/2014	1,194	$57,372
	20,000	0	$10.79	10/6/2015
	1,544	0	$29.73	10/5/2017
	1,660	0	$21.44	10/9/2018
	3,430	0	$22.33	10/6/2019
	0	2,825	$26.68	10/5/2020

(1)	Each option listed in the table has a ten-year term and was granted on the same day and in the same month as its expiration date, but 10 years earlier. All options become exercisable with respect to one-third of the shares on the first annual anniversary date of their grant, two-thirds of the shares on the second anniversary, and 100% of the shares on the third anniversary.

(2)	All restricted share units granted in October 2009 vested upon the approval by our shareholders of the acquisition of T-3 Energy Services, Inc. on January 7, 2011; however, in accordance with the terms of such awards, the restricted share units will not be paid out until October 5, 2012, as follows: Mr. Wallace — 12,120; Mr. Hix — 3,320; Mr. Rahimian — 3,730; Mr. Halsey — 1,750; and Mr. Brown — 930. In addition, 22,076 performance shares granted to Mr. Wallace in October 2009 vested upon the approval by our shareholders of the T-3 acquisition, but in accordance with the terms of such award, the performance shares will not be paid out until August 31, 2012.

(3)	Mr. Hix — restricted share units: 1,499 (10/5/2011), 1,499 (10/5/2012), and 1,499 (10/5/2013).

Mr. Rahimian — restricted share units: 1,640 (10/5/2011), 1,639 (10/5/2012) and 1,639 (10/5/2013).

Mr. Halsey — restricted share units: 750 (10/5/2011), 749 (10/5/2012), and 749 (10/5/2013).

Mr. Brown — restricted share units: 398 (10/5/2011), 398 (10/5/2012), and 398 (10/5/2013).

(4)	The restricted share units listed in this column vest as follows:

Mr. Wallace — restricted share units: 5,387 (10/5/2011), 5,387 (10/5/2012), and 5,387 (10/5/2013).

Mr. Hix — restricted share units: 1,499 (10/5/2011), 1,499 (10/5/2012), and 1,499 (10/5/2013).

Mr. Rahimian — restricted share units: 1,640 (10/5/2011), 1,639 (10/5/2012) and 1,639 (10/5/2013).

Mr. Halsey — restricted share units: 750 (10/5/2011), 749 (10/5/2012), and 749 (10/5/2013).

Mr. Brown — restricted share units: 398 (10/5/2011), 398 (10/5/2012), and 398 (10/5/2013).

(5)	Market value of shares is the number of shares that have not vested multiplied by our closing price per share of $48.05 on August 31, 2011.

(6)	Mr. Hix resigned from the Company effective December 2, 2011. All unvested options and unvested stock awards were forfeited as a result of his resignation.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)

Mr. Wallace	40,000	$1,268,400	22,899	$782,227
Mr. Hix	22,936	$661,240	6,199	$212,307
Mr. Rahimian	34,400	$1,033,076	6,869	$235,966
Mr. Halsey	4,000	$48,400	3,438	$116,439
Mr. Brown	65,000	$2,111,850	1,341	$46,631

(1)	Represents the excess of the market price of a common share on the date of exercise of the option over the exercise price times the number of shares acquired upon exercise of the option.

(2)	Represents the vesting in fiscal 2011 of restricted shares and restricted share units awarded under our 2004 Plan in prior years. All restricted shares and restricted share units that were issued prior to October 5, 2010 vested as a result of and effective upon the approval by the Company’s shareholders on January 7, 2011 of the purchase of T-3 Energy Services, Inc.

Post-Employment (Retirement) Compensation

The Company has two active retirement plans for Named Executive Officers:

•	A qualified 401(k) Employee Savings Plan, which we refer to as the 401(k) Plan.

•	A nonqualified, defined contribution plan, which we refer to as the Executive Supplemental Retirement Plan.

The Company has two inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A qualified defined benefit pension plan, which we refer to as the Prior Pension Plan.

•	A nonqualified supplemental plan, which we refer to as the Prior Supplemental Pension Plan.

Pension Benefits

The Company has no active defined benefit pension plans. Messrs. Brown, Rahimian, and Wallace are the only Named Executive Officers that participated in the inactive defined benefit pension plans. The following table provides information concerning these inactive defined benefit pension plans.

Pension Benefits (1), (2), (3)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year ($)
Mr. Wallace	Prior Pension Plan	2.3	$31,261	0
	Prior Supplemental Pension Plan	2.9	66,509	0
Mr. Rahimian	Prior Pension Plan	20.1	273,396	0
	Prior Supplemental Pension Plan	20.1	143,524	0
Mr. Brown	Prior Pension Plan	10.3	218,779	0
	Prior Supplemental Pension Plan	10.3	153,764	0

(1)

The Prior Pension Plan was for officers and other salaried employees and was “frozen” on December 31, 2005. Retirement benefits for Messrs. Rahimian and Wallace under the Prior Pension Plan are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) was credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits were doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Prior Pension Plan was “frozen” in that no future pay credits are credited to any participant’s account. Each account is also credited annually with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump sum payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. For him, the Company calculates retirement benefits under the Prior Pension Plan on the basis of his average annual compensation for the five highest years during his last ten years of employment with reductions for credited years of service less than 35. Compensation for the purpose of calculating retirement benefits includes salary and cash incentive compensation (exclusive of deferred incentive compensation). The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $195,000. The Prior Supplemental Pension Plan provides supplemental retirement benefits for Messrs. Wallace, Brown, and Rahimian. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Prior Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Prior Pension Plan. The Prior Supplemental Pension Plan also provides in the case of Messrs. Wallace and Rahimian that the employee’s cash balance account at retirement would be multiplied by 150% and 130%, respectively. The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace and Rahimian are $9,400 and $63,400, respectively. In making these estimates, the assumptions applied to the “frozen” December 31, 2005 account balance were (i) that the interest rate for all years is 4.0%, which was the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Prior Supplemental Pension Plan) was converted to an annuity using an interest rate of 5.50% and the 1995 Group Annuity Reserve Table for Males and Females as published in Revenue Ruling 2001-62. The estimated annual benefit payable at normal retirement age in the form of an annuity to Mr. Brown is $29,800.

(2)	No Named Executive Officer is eligible for early retirement under any retirement plan of the Company.

(3)	Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 10 to our Consolidated Financial Statements for the year ended August 31, 2011 for more information on those assumptions.

Nonqualified Deferred Compensation

Other than the 401(k) Plan, the only active retirement plan that the Company maintains for the Named Executive Officers is the Executive Supplemental Retirement Plan, which was established in fiscal 2006. The following table provides information concerning the Executive Supplemental Retirement Plan.

Nonqualified Deferred Compensation(1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Wallace	0	$210,150	$42,127	0	$854,092
Mr. Hix	0	69,650	12,545	0	261,416
Mr. Rahimian	0	65,250	14,818	0	291,758
Mr. Halsey	0	36,350	5,668	0	122,994
Mr. Brown	0	27,840	9,035	0	165,951

(1)	As described in footnote (1) to the Pension Benefits table, above, the Company “froze,” as of December 31, 2005, all of the plans that provided retirement benefits to the Named Executive Officers and adopted the Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which the Company annually credits an amount equal to 10% of the participant’s salary and annual cash incentive compensation to the participant’s deferred compensation account. The amount credited under the plan, however, is reduced by certain amounts the Company credits to the participant’s account for the same fiscal year under the 401(k) Plan. The Company also credits interest at a rate of 7% per annum on the amounts credited to the participant’s deferred compensation account. The Company will distribute the aggregate balance in the participant’s deferred compensation account to him on the first day of the 14th month after the later of the participant’s retirement from the Company or attaining age 60. A participant may elect up to 12 months before such lump sum payment date to be paid in equal annual installments over 15 years or less, but the first installment payment may not be made until five years after such lump sum payment date. Upon termination of employment, a participant forfeits his benefits under the plan if he has less than five years of service with the Company unless the reason for termination was disability or death.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	For each Named Executive Officer, only 0.6% of the amounts listed in this column were included in the Summary Compensation Table. This amount represents the portion of interest earned on Non-Qualified Deferred Compensation assets that exceeds the SEC benchmark “market” rate (120% of the applicable federal long-term rate). See Summary Compensation Table at footnote (5) for additional information.

Potential Payments Upon Termination of Employment or a Change-in-Control

Payments and benefits received by Named Executive Officers upon termination or a change-in-control are governed by the arrangements described below and quantified in the tables at the end of this section. The amounts shown in the tables assume the termination of employment and change of control occurred on August 31, 2011, the last day of fiscal 2011 (based on the executive’s compensation and service levels at such date and the closing stock price of our common shares on August 31, 2011 of $48.05 per share). The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company.

The approval by our shareholders of the merger of T-3 Energy Services, Inc. (“T-3”) with one of our subsidiaries constituted a change of control under our 2004 Stock Incentive Plan As Amended for all grants and awards made under the 2004 Plan prior to October 5, 2010. All outstanding, unvested stock options, restricted shares, restricted share units, and performance shares granted or awarded prior to October 5, 2010 vested on January 7, 2011 when our shareholders approved the merger with T-3. Effective October 5, 2010, we revised the definition of change of control in the 2004 Plan and consequently, the merger with T-3 did not constitute a change of control for grants or awards made on or after October 5, 2010. See “Change-in-Control Agreements” on page 19 for additional information.

Prior Pension Plan and Prior Supplemental Pension Plan

Named Executive Officers who are terminated for any reason receive their vested benefits under the Prior Pension Plan and the Prior Supplemental Pension Plan as discussed in the “Pension Benefits” section, above.

Executive Supplemental Retirement Plan and 401(k) Plan

Named Executive Officers who are terminated for any reason other than cause receive their vested aggregate account balance as discussed in the “Nonqualified Deferred Compensation” section. Upon termination without cause following a change of control, the Named Executive Officers who have not yet vested in the executive supplemental retirement plan would become fully vested and would receive their aggregate account balance. Named Executive Officers would also receive their aggregate account balance under the 401(k) Plan.

Life Insurance and Disability

We have life insurance and disability insurance programs that would provide Named Executive Officers or their beneficiaries certain payments in the event the executive’s employment were terminated due to death or disability.

Stock Compensation Plans

Under the Company’s stock plans (meaning our 1999 Plan and 2004 Plan), unvested equity awards (or in the case of options, unexercisable options) are treated as follows:

Nature of Termination	Restricted Shares and Restricted Share Unit Awards	Stock Options
Voluntary (other than Retirement)	Forfeit	Forfeit unexercisable; vested exercisable for 30 days
Involuntary for Cause	Forfeit	Forfeit
Involuntary without Cause	Forfeit	Forfeit unexercisable; vested exercisable for 30 days
Early Retirement and Normal Retirement	Fully vest	All become exercisable — for one year (early retirement) and three years (normal retirement)
Death and Disability	Fully vest	All become exercisable for three years
Change of Control	Fully vest	Fully vest

Employment Agreement with Mr. Wallace and Change-in-Control Agreements With Other Named Executive Officers

We have entered into an employment agreement with Mr. Wallace and change-in-control agreements with each of the other Named Executive Officers.

The change-in-control agreements with Messrs. Hix, Rahimian, Brown, and Halsey expire on June 30, 2012. The agreements, however, automatically renew each year for an additional year unless at least 60 days prior to the scheduled renewal date, we advise the executive that the agreement will not be extended for an additional year in which case the agreement would continue for the one year period remaining in the current term.

The change-in-control agreements provide that if the executive is terminated by us other than for cause or disability or if the executive elects to terminate employment for good reason within two years following a change-in-control, the executive will be entitled to certain payments and benefits listed in the table below.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “change-in-control” means:

•	a person, other than M.H.M. & Co., Ltd. and its affiliates, becomes the owner of more than 25% of our voting shares;

•	change in a majority of the incumbent directors (including directors approved by a majority of the incumbent Directors) within a two-year period;

•	certain reorganizations, mergers, combinations and other transactions that result in our existing shareholders not owning at least 60% of the Company resulting from the transaction; or

•	the complete liquidation of the Company or the sale of substantially all of our assets.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “good reason” means:

•	material diminishment in executive’s duties or responsibilities that reflect a material diminution of the scope and importance of executive’s position;

•	decrease in base salary or target annual cash incentive;

•	material reduction in benefits available under employee and officer benefit plans and programs; or

•	failure to bind our successors to honor the change-in-control agreement.

The following table sets forth the payments and benefits that would have been due to a Named Executive Officer (other than Mr. Wallace) if a change-in-control of the Company had occurred on August 31, 2011. Other than the change-in-control agreements, we do not have any severance plans or agreements covering the Named Executive Officers included in the table.

Change-in-Control Occurs and then the Following Occurs	Compensation Component	Mr. Hix	Mr. Rahimian	Mr. Halsey	Mr. Brown
Employment Continues	Unexercisable options become exercisable(1)	$227,249	$248,533	$113,624	$60,370

	Immediate vesting of restricted shares and restricted share units(2)	216,081	236,310	108,016	57,372

	Performance shares vest(3)	432,162	472,620	216,033	114,743

	Immediate vesting of retirement benefits(4)	—	—	122,994	—

	Payout of vested restricted share units(6)	159,526	179,227	84,088	44,687

	Total	$1,035,018	$1,136,690	$664,755	$277,172
Termination Due to Disability or Death(5)	Prorated target annual cash incentive(7)	0	0	0	0
Termination Due to Retirement	Unexercisable options become exercisable(1)	$227,249	$248,533	$113,624	$60,370

	Immediate vesting of restricted shares and restricted share units(2)	216,081	236,310	108,016	57,372

	Immediate vesting of performance shares(3)	432,162	472,620	216,033	114,743

	Payout of vested restricted share units(6)	159,526	179,227	84,088	44,687

	Total	$1,085,018	$1,136,690	$521,761	$277,172
Termination without Cause by the Company or Termination by Executive for Good Reason(5)	Prorated target annual cash incentive(7)	0	0		0
	1.5 times base salary	525,000	495,000	345,000	310,500
	1.5 times average annual cash incentive for last 3 years	251,269	242,832	153,225	120,436

	18 months of health and welfare benefits	22,700	25,969	25,969	1,500

	Total	$798,969	$763,801	$524,194	$432,436
Termination for Cause by the Company or Termination by Executive without Good Reason(7)	No special payments or benefits	0	0	0	0

(1)	Represents the excess of the closing price of our shares of $48.05 on August 31, 2011 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(2)	Represents the value of restricted shares and restricted share units that vested on account of a change-in-control, using the $48.05 per share closing price on August 31, 2011.

(3)	Performance share awards made in October 2010 vest to the extent they have been earned and are paid out in common shares.

(4)	Retirement benefits under the Executive Supplemental Retirement Plan normally vest after five years of service. At August 31, 2011, Mr. Halsey had less than five years of service.

(5)	The amount listed would be in addition to the amounts listed in the row entitled “Employment Continues.”

(6)	Restricted share units granted in October 2009, which vested upon the approval by our shareholders of the acquisition of T-3 Energy Services, Inc. on January 7, 2011.

(7)	Chart assumes termination at end of fiscal 2011 at which time the cash incentive compensation for fiscal 2011 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid at target as set under the Senior Executive Annual Cash Incentive Plan.

We entered into an employment agreement with Mr. Wallace on June 28, 2006 which expires on June 30, 2013. The agreement, however, automatically renews each year for an additional year unless at least 60 days prior to the scheduled renewal date, we or Mr. Wallace elect not extend the agreement for an additional year in which case the agreement would continue for the one-year period remaining in the current term. The following table sets forth the payments and benefits that would have been due to Mr. Wallace under the agreement if a change-in-control of the Company had occurred on August 31, 2011 or upon termination of his employment both before and after a change-in-control of the Company.

Triggering Event	Compensation Component	Payout
Termination Due to Death or Disability	Prorated target cash incentive(1)	$0
	Payout of vested restricted share units and performance shares(5)	1,643,118

	Total	$1,643,118
Termination Due to Retirement	Prorated target cash incentive(1)	$0
	Unexercisable options become exercisable(2)	816,633
	Immediate vesting of restricted shares and restricted share units(3)	776,536
	Immediate vesting of performance shares(4)	1,553,072
	Payout of vested restricted share units and performance shares(5)	1,643,118

	Total	$4,789,389
Termination without Cause by the Company or Termination by Executive for Good Reason	Severance payments for 22 months	$1,329,167
	Prorated target annual cash incentive(1)	0
	Unexercisable options become exercisable(2)	816,633
	Immediate vesting of restricted shares and restricted share units(3)	776,536
	Immediate vesting of performance shares(4)	1,535,072
	Payout of vested restricted share units and performance shares(5)	1,643,118
	24 months of health and welfare benefits	20,438

	Total	$6,138,964
Change-in-Control — Employment Continues	Unexercisable options become exercisable(2)	$816,633
	Immediate vesting of restricted shares and restricted share units(3)	776,536
	Immediate vesting of performance shares	1,553,072
	Payout of vested restricted share units and performance shares(5)	1,643,118

	Total	$4,789,359
Change-in-Control — Termination without Cause by the Company or Termination by Executive for Good Reason(6)	Prorated target annual cash incentive(1)	$0
	3.0 times base salary	2,175,000
	3.0 times average annual cash incentive for last 3 years	1,779,476
	24 months of health and welfare benefits	20,438
	Gross up payment for any excise tax	0

	Total	$3,974,914
Change-in-Control- Termination by Executive in the 13th month following a Change-in-Control(6)	Prorated target annual cash incentive(1)	$0
	2.0 times base salary	1,450,000
	2.0 times average annual cash incentive for last 3 years	1,186,317
	24 months of health and welfare benefits	20,438
	Gross up payment for any excise tax	0

	Total	$2,656,755
Change-in-Control-Termination for Cause by the Company or Termination by Executive without Good Reason other than in the 13th month following a Change-in-Control(6)	No special payments or benefits

(1)	Chart assumes termination at end of fiscal 2011 at which time the annual cash incentive for fiscal 2011 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid.

(2)	Represents the excess of the closing price of our shares of $48.05 on August 31, 2011 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(3)	Represents the value of restricted shares that vested on account of a change-in-control, using the $48.05 per share closing price on August 31, 2011.

(4)	Performance share awards made in October 2010 to the extent they have been earned and are paid out as common shares.

(5)	Restricted share units and performance shares granted in October 2009, which vested upon the approval by our shareholders of the acquisition of T-3 Energy Services, Inc. on January 7, 2011.

(6)	The amount listed would be in addition to amount listed in the row entitled “Change-in-Control-Employment Continues.”

The change-in-control agreements and Mr. Wallace’s employment agreement each provide that the executive will maintain the confidentiality of the Company’s confidential information indefinitely and for one year after termination of employment for any reason will not compete with the Company or solicit employees to leave the Company and join another organization.

PROPOSAL 2 — AMENDED AND RESTATED SENIOR EXECUTIVE

ANNUAL CASH INCENTIVE PLAN

Our Board seeks to implement compensation programs in a manner that maximizes the deductibility for federal income taxes of compensation paid by us. Accordingly, in 1996 our Board adopted, and our shareholders approved, our Senior Executive Annual Cash Incentive Plan, which was formerly named the Senior Executive Annual Cash Bonus Plan (the “Plan”). Our shareholders again approved the Plan in 2001 and 2007, and in 2008, our shareholders amended the Plan to increase the maximum annual award amount to $1,500,000. The Plan is designed to qualify the amounts paid under its terms to our senior executive officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). This qualification allows amounts awarded under the Plan to be deductible by us for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1,000,000. The Code requires that the Plan be re-approved by the Company’s shareholders every five years.

Our Board is proposing to amend and restate the Plan to:

•	increase the maximum annual award amount from $1,500,000 to $3,000,000; and

•	modify the criteria that may be used in establishing the performance goals for any year.

A description of the essential features of the Plan appears below. A copy of the Plan is included as Appendix A to this Proxy Statement.

We pay our annual cash incentive awards pursuant to the Plan. Our Compensation Committee annually sets a target incentive as a percentage of salary for each Named Executive Officer. For fiscal 2011, annual cash incentives at target comprised 20% to 28% of total compensation and range from 19% to 26% of total compensation for fiscal 2012. Awards are only paid if certain preset financial performance goals are achieved. A maximum of 200% of the target incentive award can be paid out if the preset financial performance goals are exceeded.

All of our Named Executive Officers participated in the Plan for fiscal 2011 and the amount awarded to them in fiscal 2011 under the Plan is set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 22. Based on the strong financial performance of the Company in fiscal 2011, the incentive awards under the Plan paid out at the maximum amount and as a result, our Chief Executive Officer received $1,450,000 under the Plan. Our Compensation Committee believes that the current maximum payment limitation of $1,500,000 is an impediment to the design of incentive based compensation programs that are competitive in our industry. Therefore, our Board and Compensation Committee recommend increasing the maximum annual award to $3,000,000.

Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level and may include or exclude discontinued operations and acquisition expenses, as our Compensation Committee may in each case determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, operating income, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on net assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, operating cash flow, free cash flow, and completion of acquisitions, mergers and divestitures. The foregoing criteria shall have any reasonable definitions that our Compensation Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures or the sale of assets. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. The proposed amended and restated Plan includes operating income, operating cash flow, free cash flow, and the completion of mergers and divestitures, which were not previously specified in the Plan.

The performance goals that have been established by our Compensation Committee for fiscal 2012 are based on three performance measures: (i) sales growth (weighted 20%), (ii) cash flow levels (weighted 40%), and (iii) earnings per share growth for corporate-level participants and operating profit growth for operating group-level participants (weighted 40%). The Committee has determined that the three items shall be calculated in accordance with generally accepted accounting principles, consistently applied, and shall be adjusted for the after-tax impact of restructuring costs and goodwill impairment, if any, and the impact of the Company’s stock repurchase program. Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.

The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company our Compensation Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as “performance-based” under Section 162(m) of the Code, including members of the Board of Directors who are employees. Based on the eligibility standard, all of our Named Executive Officers are eligible to be selected to participate at the present time. Other employees of the Company and its subsidiaries may be eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company’s executive officers in the future. Under the Plan, our Compensation Committee (or another committee designated by the Board and consisting exclusively of “outside directors” within the meaning of Section 162(m) of the Code), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m) or the Treasury Regulations thereunder), our Compensation Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. The method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout the year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a change of control occurs during a plan year, in which case a prorated award may be paid at the time of the change of control based on the projected award for the year in which the change of control occurs, as determined by our Compensation Committee. “Change of control” has the same definition as in our 2004 Stock Incentive Plan As Amended. If a participant’s employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as “performance-based” compensation in the absence of any termination of employment. Unless the Committee provides otherwise, all payments pursuant to the Plan are to be made in cash when the Committee certifies that the performance goals for the year have been satisfied.

Approval of the Plan requires the affirmative vote of the holders of a majority of our common shares represented, in person or by proxy, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED ROBBINS & MYERS, INC. SENIOR EXECUTIVE ANNUAL CASH INCENTIVE PLAN.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive the compensation listed in the following table for services as a director. The information set forth in the table describes director compensation as in effect during fiscal 2011.

Non-Employee Director Compensation	Amount
Annual Cash Retainer	$40,000
Annual Restricted Stock Award(1)	$60,000 in Shares Vest After One Year of Service
Meeting Attendance Fees(2)	Board — $1,500; Committee — $1,000
Chair of Audit Committee	Additional $10,000 Retainer
Chair of Compensation Committee	Additional $7,500 Retainer
Chair of Nominating and Governance Committee	Additional $7,500 Retainer
Board Chair	$125,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan As Amended on the date of each Annual Meeting of Shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Our non-employee directors are required to own our common shares having a value equal to at least five times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us.

The following table provides additional information on fiscal 2011 compensation for non-employee directors who served during fiscal 2011.

	Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Richard J. Giromini	$55,250	$60,000	$115,250
Stephen F. Kirk	60,250	60,000	120,250
Andrew G. Lampereur	62,000	60,000	122,000
Thomas P. Loftis	118,500	60,000	160,000
Dale L. Medford	65,250	60,000	125,250
Albert J. Neupaver	54,500	60,000	114,500

(1)	Consists of the cash amounts described in the preceding table. The meeting fees for two telephonic Audit Committee meetings and one telephonic Nominating and Governance Committee meeting held in fiscal 2011 were paid in the first quarter of fiscal 2012. The fees for these meetings are included in this table and are as follows: Mr. Giromini—$2,250; Mr. Kirk—$750; Mr. Lampereur—$1,500; Mr. Medford—$2,250; and Mr. Neupaver—$1,500. Effective December 1, 2010, the annual cash retainer paid to non-employee directors was increased from $32,000 to $40,000 and the annual retainer for the Chairman of the Board was increased from $100,000 to $125,000.

(2)	The grant date fair value of the restricted share awards granted to each of the directors in 2011 under FASB ASC Topic 718 was $60,000.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder returns for the Company’s common shares with the cumulative total return for the Russell 2000 Index and the S&P Industrial Machinery Index for our last five fiscal years. This information assumes the investment of $100 in our common shares and each of the specified indices on August 31, 2006, and assumes reinvestment of all cash dividends.

	8/06	8/07	8/08	8/09	8/10	8/11
Robbins & Myers, Inc.	$100.00	$189.26	$314.67	$164.35	$168.65	$344.04
Russell 2000	100.00	111.36	105.26	82.84	88.31	107.91
S&P Industrial Machinery	100.00	131.61	119.09	92.23	109.50	132.47

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available in the Corporate Governance section of our website at www.robn.com. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the our Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit our books and records.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2011 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by the Public Accounting Oversight Board (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE

Dale L. Medford, Chairman

Richard J. Giromini

Andrew G. Lampereur

Albert J. Neupaver

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2011 and 2010 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2011	Fiscal 2010
Audit(1)	$1,616,027	$1,710,037
Audit-Related(2)	0	20,000
Tax(3)	20,200	57,497
All Other(4)	21,293	-0-

Total	$1,658,150	$1,787,534

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits and due diligence related to strategic alternatives.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	For due diligence services.

In appointing Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2012, the Audit Committee reviewed past services performed during fiscal 2011 and services proposed to be performed during fiscal 2012. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2012.

In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2012.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to submit to its shareholders, for an advisory vote, approval of the Company’s compensation of its Named Executive Officers, as disclosed in the section entitled “Executive Compensation” of this Proxy Statement. The vote is advisory and therefore, will not be binding on the Board. However, the Board will review the results of the vote and intends to consider the outcome when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Company’s common shares represented in person or by proxy and entitled to vote on the proposal is required for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s Proxy Statement, is hereby APPROVED.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2010 through August 31, 2011 were met.

SHAREHOLDER PROPOSALS

The Annual Meeting of Shareholders for the fiscal year ending August 31, 2012 is presently scheduled to be held on January 3, 2013. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 3, 2013, the Company must receive the proposal at 10586 Highway 75 North, Willis, Texas 77378, Attention: Corporate Secretary, on or before August 6, 2012.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 3, 2013, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 21, 2012 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 21, 2012.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 3, 2013, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 20, 2012 and November 13, 2012. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 10586 Highway 75 North, Willis, Texas 77378.

By Order of the Board of Directors,

Linn S. Harson

Secretary

Appendix A

AMENDED AND RESTATED

ROBBINS & MYERS, INC.

SENIOR EXECUTIVE ANNUAL CASH INCENTIVE PLAN

1.	Purpose

This document sets forth the annual incentive plan applicable to those employees of Robbins & Myers, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after September 1, 1996 the Committee (as hereafter defined) anticipates would not be deductible by the Company due to Section 162 of the Internal Revenue Code of 1986, as amended (“Covered Employees”), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the “Plan” or “Annual Incentive Plan.”

The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

2.	Eligibility

All Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the fiscal year of the Company (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such Covered Employee for such year hereunder to qualify as “performance based” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)).

A Covered Employee participating in this Plan shall not participate in an Annual Incentive Plan established by the Company for all key employees.

3.	Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the “Committee”). The Committee shall be comprised exclusively of Directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.	Establishment of Performance Goals and Award Opportunities

No later than 90 days after the commencement of each year (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

No later than 90 days after the commencement of each year (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses, as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, operating income, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on net assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, operating cash flow, free cash flow, and completion of acquisitions, mergers and divestitures. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures or the sale of assets. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5.	Maximum Award

The maximum amount of compensation that may be paid under the Plan to any participant for any year is $3,000,000.

6.	Attainment of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of Control of the Company (as such term is defined in the Company’s 2004 Long-Term Incentive Stock Plan As Amended), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during the Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant’s projected award under the Plan (as determined by the Committee) for the year in which the Change of Control occurs, multiplied by a fraction of the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. An additional exception shall apply in the event of termination of employment by reason of being eligible for retirement pursuant to the Robbins & Myers, Inc. Cash Balance Pension Plan during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as “performance-based compensation” under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.	Payment of Awards

Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies). Notwithstanding any other provision of the Plan, payment of each Award must be made no later than the 15th day of the third month immediately following the later of (a) the end of the Company’s fiscal year or (b) the end of the participant’s tax year during which the Award is earned.

To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval.

8.	Amendment, Termination and Term of Plan

The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant’s written consent. The Plan will remain in effect until terminated by the Board.

9.	Interpretation and Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment as any time to the same extent as if the Plan had not been adopted.

10.	Governing Law

The terms of this Plan shall be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.

(1)	The Plan was originally adopted by shareholders on December 11, 1996 and was subsequently reapproved by shareholders on December 12, 2001, January 10, 2007, [and January 5, 2012].

(2)	The Plan was amended on October 5, 2007 to conform to the requirements of Section 409A of the Internal Revenue Code.

(3)	Section 5 was amended by shareholders on January 9, 2008.

(4)	On October 6, 2012, the Board of Directors (i) changed the name of the Plan from “Robbins & Myers, Inc. Senior Executive Annual Cash Bonus Plan” to “Robbins & Myers, Inc. Senior Executive Cash Incentive Plan” and amended Section 6 to update references to the Company’s 2004 Stock Incentive Plan As Amended and the Robbins & Myers, Inc. Cash Balance Pension Plan.

[(5)	The Plan, as amended and restated, was approved by shareholders on January 5, 2012. The performance criteria in Section 4 and the maximum award amount in Section 5 were amended as part of the amendment and restatement.]

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m, CT, on January 5, 2012 (4:00 p.m., CT, on January 3, 2012 in the case of Common Shares credited to Retirement Savings Plan accounts).

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/RBN
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard J. Giromini	☐	☐	02 - Stephen F. Kirk	☐	☐	03 - Peter C. Wallace	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. APPROVAL OF THE AMENDED AND RESTATED ROBBINS & MYERS, INC. SENIOR EXECUTIVE ANNUAL CASH INCENTIVE PLAN.	☐	☐	☐	3. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2012.	☐	☐	☐

4. APPROVAL IN AN ADVISORY (NON-BINDING) VOTE OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Shareholders should date this proxy and sign here exactly as name appears herein. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 5, 2012:

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2011 are available at https://materials.proxyvote.com/770196.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROBBINS & MYERS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 5, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

10586 Highway 75 North

Willis, Texas 77378

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Andrew G. Lampereur, and Peter C. Wallace, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 5, 2012, and at any adjournment thereof, as indicated on the reverse.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

The undersigned, a participant in the Robbins & Myers, Inc. Retirement Savings Plan, hereby directs The Charles Schwab Trust Company as Trustee to vote in person or by proxy all Common Shares of Robbins & Myers, Inc. credited to the undersigned’s account(s) under the Plan on the record date at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 5, 2012 and at any adjournment thereof, as indicated on the reverse.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2011.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard J. Giromini	☐	☐	02 - Stephen F. Kirk	☐	☐	03 - Peter C. Wallace	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. APPROVAL OF THE AMENDED AND RESTATED ROBBINS & MYERS, INC. SENIOR EXECUTIVE ANNUAL CASH INCENTIVE PLAN.	☐	☐	☐	3. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2012.	☐	☐	☐
4. APPROVAL IN AN ADVISORY (NON-BINDING) VOTE OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Shareholders should date this proxy and sign here exactly as name appears herein. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 5, 2012:

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2011 are available at https://materials.proxyvote.com/770196.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROBBINS & MYERS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 5, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

10586 Highway 75 North

Willis, Texas 77378

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Andrew G. Lampereur, and Peter C. Wallace, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 5, 2012, and at any adjournment thereof, as indicated on the reverse.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

The undersigned, a participant in the Robbins & Myers, Inc. Retirement Savings Plan, hereby directs The Charles Schwab Trust Company as Trustee to vote in person or by proxy all Common Shares of Robbins & Myers, Inc. credited to the undersigned’s account(s) under the Plan on the record date at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 5, 2012 and at any adjournment thereof, as indicated on the reverse.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2011.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.